UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
March 14, 2025

TABOOLA.COM LTD.
(Exact name of registrant as specified in its charter)

Israel	001-40566	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
16 Madison Square West
7th Floor
New York, NY 10010
(Address of principal executive offices, including zip code)

212-206-7633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, no par value	TBLA	The Nasdaq Global Select Market
Warrants to purchase ordinary shares	TBLAW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

(A) New Revolving Credit Facility

On March 18, 2025 (the “Closing Date”), Taboola.com Ltd. (“Taboola” or “Company”) entered into a revolving credit facility (the “Credit Agreement”), among Taboola, its wholly-owned subsidiary Taboola, Inc., as borrower (the “Borrower”), the lenders party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent.  The Credit Agreement provides for borrowings in an aggregate principal amount of up to $270 million (the “Revolving Facility”, the loans thereunder, the “Revolving Loans” and the commitments thereunder, the “Revolving Commitments”). The proceeds of the Revolving Facility can be used to finance working capital needs and general corporate purposes.

The Revolving Facility replaced Taboola’s existing undrawn $90 million revolving credit facility under Taboola’s Credit Agreement dated as of September 1, 2021, as amended by that Incremental Facility Amendment No. 1, dated as of August 9, 2022 (and as further amended, supplemented or otherwise modified, the “Existing Credit Agreement”) by and among Taboola, Taboola, Inc., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Borrowings under the Revolving Facility are subject to customary borrowing conditions and will bear interest at a variable annual rate based on term SOFR or base rate plus a fixed margin. Term SOFR is defined as the forward-looking SOFR term rate published by CME Group Benchmark Administration Limited subject to a floor of zero. Revolving Loans repaid may be reborrowed prior to maturity of the Revolving Facility pursuant to customary conditions and restrictions. The Revolving Facility will mature on the fifth anniversary of the Closing Date.

Subject to the following sentence, the Revolving Facility is voluntarily prepayable from time to time without premium or penalty. The Borrower shall pay a prepayment premium in connection with any repricing transaction consummated on or before the first anniversary of the Closing Date. The Revolving Facility is mandatorily prepayable at any time that the outstanding Revolving Loans exceeds the Revolving Commitments. The Revolving Facility is guaranteed by Taboola and its wholly-owned material subsidiaries, subject to certain exceptions set forth in the Credit Agreement (collectively, the “Guarantors”). The obligations of the Borrower and the Guarantors are secured by substantially all the assets of the Borrower and the Guarantors including stock of subsidiaries, subject to certain exceptions set forth in the Credit Agreement.

The Credit Agreement also contains customary representations, covenants and events of default as well as a financial covenant, which places a limit on Taboola’s allowable net leverage ratio. Failure to meet the covenants beyond applicable grace periods could result in acceleration of the Revolving Loans and/or termination of the Revolving Facility.

(B) Yahoo Repurchase Agreement Update

As previously reported, the Company and Yahoo, Inc. (“Yahoo”) entered into a Share Repurchase Agreement under which the Company conducts weekly repurchases from Yahoo of the Company’s Non-voting Ordinary shares. The parties corrected that agreement on March 14, 2025 to modify the number shares the Company may repurchase each week from 25% to up to 1/3rd of the weekly applicable allowable limit under Rule 10b-18 of the Securities Exchange Act of 1934. The prior agreement limited the amount of shares the Company could repurchase in the open market. The correction enables the Company to repurchase up to the maximum allowable Rule 10b-18 limit while keeping Yahoo’s ownership of Taboola’s outstanding shares from reaching 25% or more.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, Taboola terminated the Existing Credit Agreement, including the undrawn $90 million revolving credit facility thereunder. The description of the Existing Credit Agreement contained in the Current Report on Form 6-K filed with the Securities and Exchange Commission by Taboola on August 22, 2022, is incorporated herein by reference. Taboola incurred no early termination penalties in connection with the termination of the Existing Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On March 19, 2025, Taboola issued a press release announcing the entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished pursuant to Item 7.01 of Form 8-K and therefore shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 19, 2025
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TABOOLA.COM LTD.

	By:	/s/ Stephen Walker
		Name:	Stephen Walker
		Title:	Chief Financial Officer

Date: March 19, 2025